Exhibit 5.1

Seyfarth Shaw LLP 233 South Wacker Drive Suite 8000 Chicago, Illinois 60606-6448 T (312) 460-5000 F (312) 460-7000 agreetis@seyfarth.com T (312) 460-5520 www.seyfarth.com

June 27, 2025

Adam Greetis

Seyfarth Shaw LLP

233 South Wacker Drive, Suite 8000

Chicago, IL 60606-6448

Re: Ralliant Retirement Savings Plan

Ladies and Gentlemen,

I am counsel to the Ralliant Retirement Savings Plan (the “Plan”). The Plan is an individual account plan which is tax qualified under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”). The Plan permits participants to make pre-tax contributions and has a number of investment options participants may select from regarding their account balance.

In connection with the preparation and filing of a registration statement for Ralliant Corporation on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), I have been asked to render an opinion that the Plan document as in effect on June 15, 2025, is in compliance with the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Code.

I have examined a copy of the Plan and I am of the opinion that the Plan meets the requirements of ERISA and the Code. In support of this opinion, I have reviewed a copy of the favorable Letter of Determination dated November 8, 2022, for the Fortive Retirement Savings Plan. The Plan is a mirror of the Fortive Retirement Savings Plan.

I hereby consent to your filing a copy of this opinion as an exhibit to the Registration Statement.

Yours sincerely,

/s/ Adam Greetis
Adam Greetis
Partner
Seyfarth Shaw LLP